Exhibit 10.1

TERMINATION FEE AGREEMENT

This TERMINATION FEE AGREEMENT (the “Agreement”), dated as of January 3, 2022 (the “Effective Date”), is entered into by and between PIONEER MERGER SPONSOR LLC, a Cayman Islands limited liability company (“Sponsor”), and ACORNS GROW INCORPORATED, a Delaware corporation (“Company” or “Acorns”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, on May 26, 2021, Pioneer Merger Corp., a Cayman Island exempted company (“Pioneer”), Pioneer SPAC Merger Sub Inc., a Delaware corporation (“Merger Sub”) and the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, (i) each of the Sponsor and Acorns desires to provide for certain payments and other agreements among the Parties hereto in the event that the transactions contemplated by the Business Combination Agreement are not consummated on the terms and subject to the conditions set forth in the Business Combination Agreement, and (ii) each of the managing member of Sponsor and the Board of Directors has approved the execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1.             Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Business Combination Agreement.

Article II
PAYMENT EFFECTIVE DATE

Section 2.1.             Failure to Consummate. If the Closing (as defined in the Business Combination Agreement) has not occurred for any reason whatsoever on or before January 14, 2022, including the failure of any of the conditions set forth in Article VII thereof, then (i) each of Pioneer and Acorns shall be entitled to terminate the Business Combination Agreement on the terms and subject to the conditions set forth in this Agreement, and (ii) either Pioneer may send Acorns a written notice, or Acorns may send Pioneer a written notice, in each case, terminating the Business Combination Agreement (such notice, whether delivered by Pioneer or Acorns, the “Notice”). The date of the Notice shall be referred to as the “Payment Effective Date”.

Section 2.2.             Effect of Notice on Business Combination Agreement. Upon delivery of the Notice, the Business Combination Agreement will be terminated in its entirety, will be null and void and there shall be no liability or obligation on the part of Pioneer, Merger Sub, or Acorns or their respective Subsidiaries or Affiliates under the Business Combination Agreement, except that Article I (to the extent terms used therein are used herein or in Section 6.3 and 9.19 thereof), Section 6.3 and Section 9.19 of the Business Combination Agreement, each of which is a part hereof and shall apply to this Agreement and the Confidentiality Agreement shall survive any termination of the Business Combination Agreement and remain in full force and effect. The Parties hereto acknowledge that, by virtue of the termination of the Business Combination Agreement, the PIPE Subscription Agreements and all other Ancillary Documents (other than the Confidentiality Agreement) shall also terminate in accordance with their terms on the Payment Effective Date.

Article III
FEES

Section 3.1.             Payments. Subject to the satisfaction of the conditions set forth in Section 3.4, Acorns shall pay when due the amounts described in this Section 3.1 as set forth below:

(a)             Subject to the provisions of Section 3.1(d), as a reimbursement of certain expenses incurred by Pioneer in connection with the Business Combination Agreement, Acorns shall pay to Pioneer an aggregate sum of $17,500,000 (the “Aggregate Reimbursement Amount”), payable in accordance with the schedule set forth on the applicable sub-section of Annex A (such payments, the “Reimbursement Installment Payments”), by wire transfer of immediately available funds to the account set forth in Annex B until the Aggregate Reimbursement Amount is paid in full.

(b)             Following the Payment Effective Date, if Pioneer (i) has not consummated an initial business combination on or before December 15, 2022, and (ii) determines to redeem its public shares (and does not withdraw such determination), Acorns shall pay to Pioneer $15,000,000 by wire transfer of immediately available funds to the account set forth in Annex B, no later than December 22, 2022 (the applicable amount of such payment, the “Contingent Payment”).

(c)             Any such payment owed pursuant to this Section 3.1 (including, but not limited to, any Reimbursement Installment Payment or the Contingent Payment) shall be referred to as a “Deferred Payment”. For the avoidance of doubt, clauses (a) and (b) of this Section 3.1 are intended to reflect the Parties’ agreement that Acorns will pay to Pioneer either (i) a total sum of $17,500,000 in Deferred Payments in the event that Pioneer consummates an initial business combination, or (ii) a total sum of $32,500,000 in Deferred Payments if Pioneer does not consummate an initial business combination and determines to redeem its public shares (and does not withdraw such determination), and this Section 3.1 should be interpreted consistently with that agreement by the Parties. For the avoidance of doubt, the failure of Pioneer to consummate an initial business combination or any other similar transaction with any counterparty for any reason whatsoever shall not constitute an excuse or defense for non-payment of any payment owed pursuant to this Section 3.1 (including, but not limited to, any Reimbursement Installment Payment or the Contingent Payment) by the Company.

(d)             Notwithstanding Section 3.1(a), if at any time prior to the first anniversary of the Payment Effective Date, the Company consummates an IPO or a Qualifying Financing (each as defined below), then no later than three (3) Business Days following the consummation of such IPO or Qualifying Financing (the “Accelerated Payment Date”), (i) the Company shall pay to Pioneer, by wire transfer of immediately available funds to the account set forth on Annex B, an amount equal to the difference of (x) the Aggregate Reimbursement Amount less (y) the aggregate amount of all Reimbursement Installment Payments that have been paid in full pursuant to the terms of this Agreement as of the Accelerated Payment Date (such difference, the “Accelerated Payment Amount”), provided that if the Qualifying Financing results in aggregate gross cash proceeds to the Company or any of its Affiliates of less than $150,000,000 (excluding, for the avoidance of doubt, any proceeds from the exchange or conversion of any indebtedness or liabilities of the Company into preferred stock) then the Accelerated Payment Amount shall be further reduced so that it does not exceed an amount equal to ten percent (10%) of such gross cash proceeds from the Qualified Financing (the “Acceleration Cap”) and (ii) (A) effective upon the payment by the Company of the Accelerated Payment Amount without any reduction by the Acceleration Cap in accordance with the immediately preceding clause (i), the Company shall have no further obligation to make any Reimbursement Installment Payments or (B) in the event the Acceleration Cap reduces the Accelerated Payment Amount paid by the Company so that a payment balance remains, such balance shall be divided into equal monthly payments due on the fifteenth (15th) day of each month with the last payment due on December 15, 2022. For purposes of this Section 3.1(d): (x) “IPO” shall mean the first underwritten offering by the Company or any its Affiliates of its common stock under the U.S. Securities Act of 1933, as amended, or business combination with a “blank check” or “special purpose acquisition company” or an Affiliate thereof; and (y) “Qualifying Financing” shall mean any sale by the Company or any of its Affiliates of equity or instruments convertible or exchangeable into equity (excluding, for the avoidance of doubt, an IPO) involving the receipt by the Company or any of its Affiliates of aggregate gross cash proceeds of at least $100,000,000 in such Qualifying Financing (excluding, for the avoidance of doubt, any proceeds from the exchange or conversion of any indebtedness or liabilities of the Company into preferred stock).

Section 3.2.             Default Rate; Fees of Counsel.

(a)             If Acorns fails to pay any amounts payable under Section 3.1 or Section 3.2(b) when due and owing pursuant to the terms of this Agreement, the parties entitled to such unpaid amounts shall be permitted to impose a default interest that shall accrue thereon and be paid by Acorns at a rate of 5% per annum from the date such amount was due and payable pursuant to the terms of this Agreement until all such unpaid amounts have been paid in full.

(b)             The Company agrees to pay or cause to be paid within ten (10) calendar days of a written demand with supporting documentation all fees, costs and expenses incurred by Pioneer, Merger Sub and/or Sponsor (as applicable) in enforcing and collecting any portion of the Deferred Termination Payment (including any interest payable under Section 3.2(a)) due and unpaid in breach of the terms of the Agreement, including if Pioneer, Merger Sub and/or Sponsor (as applicable) retains counsel for advice, suit, appeal, insolvency or other proceedings related to enforcement of such breach (“Pioneer Counsel Fees”). The Parties agree that if Pioneer, Merger Sub and/or Sponsor (as applicable) seek to enforce and collect any amounts due and unpaid in breach of this Agreement, and the Company or its Affiliates is the prevailing party in any such enforcement, Pioneer will reimburse the Company for the amount of Pioneer Counsel Fees incurred as a result of such proceeding.

(c)             Sponsor agrees to pay or cause to be paid within ten (10) calendar days of a written demand with supporting documentation all fees, costs and expenses incurred by the Company or its Affiliates in enforcing the terms of the Agreement in the event of a breach by (i) Sponsor or (ii) Pioneer or Merger Sub after the execution of the Joinder, including if the Company or its Affiliates retains counsel for advice, suit, appeal, insolvency or other proceedings related to enforcement of such breach (“Company Counsel Fees”). The Parties agree that if Acorns or its Affiliates seek to enforce and collect any amounts due and unpaid in breach of this Agreement, and Sponsor, Pioneer and/or Merger Sub (as applicable) is the prevailing party in any such enforcement, the Company will reimburse Sponsor, Pioneer and/or Merger Sub (as applicable) for the amount of Company Counsel Fees incurred as a result of such proceeding.

Section 3.3.             Payments. All payments due under this Agreement shall be paid in full, without deduction of taxes or other fees which may be imposed by any government or other entity. All payments hereunder shall be in U.S. dollars in immediately available funds.

Section 3.4.             Effectiveness. Notwithstanding anything to the contrary contained in this Agreement, Sections 3.1, 3.2 and 3.3 of this Article III shall become effective only upon the satisfaction of each of the following conditions:

(a)             the Notice shall have been given; and

(b)             each of Pioneer and Merger Sub shall have duly executed and delivered to Acorns the Joinder Agreement in the form attached hereto as Annex C (the “Joinder”).

(c)             Without limiting the foregoing or any other provision of this Agreement, each of the Parties expressly acknowledges and agrees that the obligations of the Company to make payments pursuant to this Article III shall be void and of no force or effect if any Party (which shall include Pioneer and Pioneer Merger Sub upon execution of the Joinder by them) breaches any of the covenants contained in Section 4.4 hereof, provided that, for the avoidance of doubt, nothing contained herein shall be deemed to void the Company’s payment obligations pursuant to this Article III in the event Sponsor, Pioneer and/or Merger Sub seek to enforce its rights to payment thereunder.

Article IV
RELEASES AND COVENANT NOT TO SUE

Section 4.1.             Pioneer Party Releases. Effective on the Effective Date, Sponsor, for itself and its officers, directors, members, managers, predecessor entities, successors and assigns, parents, subsidiaries, and controlled Affiliates (which, for the avoidance of doubt, does not include Pioneer or Merger Sub) (“Pioneer Releasing Parties”), fully release and discharge Acorns, and its parents, subsidiaries and Affiliates and each of their respective officers, directors, managers, managing directors partners, members, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys, accountants and other advisors and agents (collectively, “Pioneer Released Persons”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, or relating to any of the Business Combination Agreement, the Ancillary Documents or the transactions contemplated thereby and including any acts, omissions, disclosure or communications related to the Business Combination Agreement, the Ancillary Documents or the transactions contemplated thereby (the “Pioneer Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement, or the provisions of the Business Combination Agreement expressly deemed to survive under this Agreement. Upon execution of the Joinder by Pioneer and Pioneer Merger Sub, each of them and their respective officers, directors, managers, managing directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys, accountants and other advisors and agents shall be deemed to be a “Pioneer Releasing Party” for all purposes under this Agreement (including, without limitation, this Section 4.1).

Section 4.2.             Acorns Releases. Effective on the Effective Date, Acorns, for itself and its officers, directors, members, managers, predecessor entities, successors and assigns, parents, subsidiaries, and Affiliates (“Acorns Releasing Parties”), fully release and discharge Sponsor and its parents, subsidiaries and Affiliates (which, for the avoidance of doubt, shall not include Pioneer or Merger Sub until execution of the Joinder) and each of their respective officers, directors, managers, managing directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys, accountants and other advisors and agents (collectively, “Acorns Released Persons,” and together with the Pioneer Released Persons, the “Released Persons”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, or relating to any of the Business Combination Agreement, the Ancillary Documents or the transactions contemplated thereby and including any acts, omissions, disclosure or communications related to the Business Combination Agreement, the Ancillary Documents or the transactions contemplated thereby (the “Acorns Released Claims,” and together with the Pioneer Released Claims, the “Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement, or the provisions of the Business Combination Agreement expressly deemed to survive under this Agreement. Upon the execution of the Joinder, the definition of Acorns Released Persons shall also include Pioneer, Merger Sub and their respective parents, subsidiaries and Affiliates and each of their respective officers, directors, managers, managing directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys, accountants and other advisors and agents.

Section 4.3.             Scope of Release and Discharge. The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full and complete release and discharge of the Released Claims. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 4.4.             Covenant Not to Sue. Effective as of the Effective Date, each of the Parties hereto covenants, on behalf of itself; in the case of Sponsor, on behalf of the Pioneer Releasing Parties (which, for the avoidance of doubt, shall not include Pioneer or Merger Sub until execution of the Joinder); in the case of Pioneer and Merger Sub, on behalf of themselves upon execution of the Joinder; in the case of Acorns on behalf of the Acorns Releasing Parties, not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim or otherwise; provided that, for the avoidance of doubt, nothing contained herein shall be deemed to prevent any Party hereto from enforcing its rights under this Agreement, or the provisions of the Business Combination Agreement expressly deemed to survive under this Agreement. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue.

Section 4.5.             Accord and Satisfaction. On the Effective Date, this Agreement and the releases reflected herein shall be effective as a full and final accord and satisfaction and release of all of the Released Claims.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1.             Representations and Warranties. Each of the Parties hereto represents and warrants to the other Parties that:

(a)             It has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof and no further consents or approvals are required;

(b)             It has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(c)             It enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Party, apart from those set forth in this Agreement; and

(d)             It has the authority, and has obtained all necessary approvals, including but not limited to approval of the Parties’ respective Boards of Directors, as necessary, to enter into this Agreement and all the releases, undertakings, covenants, representations, warranties and other obligations and provisions contained in this Agreement.

Article VI
GENERAL PROVISIONS

Section 6.1.             Required Disclosure. The Parties acknowledge and agree that, following the earlier of the Payment Effective Date or the execution of this Agreement by Pioneer (the “Applicable Date”), Pioneer may issue a Current Report on Form 8-K reporting the execution of this Agreement in the form and timing mutually agreed to by Pioneer and the Company; provided that in no event shall the Current Report on Form 8-K be issued later than four business days after the Applicable Date. The Parties shall mutually agree as to the timing (subject to the foregoing proviso) and contents of any press release or public announcement, or any additional communications required by Law or applicable stock exchange regulation in respect of this Agreement, the Business Combination Agreement or the transactions contemplated hereby and thereby in accordance with Section 6.4 of the Business Combination Agreement.

Section 6.2.             Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

Section 6.3.             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)             If to Sponsor, to:

Pioneer Merger Sponsor LLC

660 Madison Avenue, 19th Floor

New York, NY 10065

Attn:	Jonathan Christodoro
Email:	jchristodoro@patriotgm.com
notices@falconedgecap.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:	Marshall Shaffer, P.C. Christian O. Nagler Eric Schiele, P.C.
Email:	marshall.shaffer@kirkland.com christian.nagler@kirkland.com eric.schiele@kirkland.com

(b)             If to Acorns, to:

Acorns Grow Incorporated

5300 California Avenue

Irvine, CA 92617

Attn:	Chief Legal Officer
Email:	legal@acorns.com

with a copy (which shall not constitute notice) to:

Paul Hasting LLP

4747 Executive Drive, Ste. 1200

San Diego, CA 92121

Attn:	Carl R. Sanchez Joe Swanson
Facsimile:	(858) 458-3130
Email:	carlsanchez@paulhastings.com josephswanson@paulhastings.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.4.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County) for the purposes of any Proceeding (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 6.4 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 6.3 shall be effective service of process for any such Proceeding.

Section 6.5.             WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

Section 6.6.             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. This Agreement shall not be binding on Pioneer and/or Merger Sub (as applicable), no claims are being released on behalf of Pioneer and/or Merger Sub and neither Pioneer nor Merger Sub shall have any obligations hereunder, in each case until the execution by Pioneer or Merger Sub (as applicable) of the Joinder. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and, subject to the preceding sentence, assigns. In addition, the Sponsor or Pioneer may direct any amounts owed to Pioneer to be paid to one or more subsidiaries of Pioneer and the Company agrees to make such payments as so directed.

Section 6.7.             Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect.

Section 6.8.             Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Joinder (upon execution thereof) and the Covenant Not to Sue bearing even date herewith among Pioneer, Merger Sub, Sponsor and Acorns, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, that the confidentiality obligations set forth in Section 6.3 of the Business Combination Agreement shall survive this Agreement and remain in full force and effect. Each Party hereto acknowledges and agrees that each of the non-party Released Persons are express third party beneficiaries of the releases of such non-party Released Persons contained in Sections 4.1, 4.2 and 4.3 and are entitled to enforce rights under such sections to the same extent that such non-party Released Persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 6.9.             Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.10.           Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no provision of this Agreement shall be construed against any Party based on its authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

PIONEER MERGER SPONSOR LLC

/s/ Richard Gerson
Richard Gerson
Manager

ACORNS GROW INCORPORATED

/s/ Noah Kerner
Noah Kerner
Chief Executive Officer

ANNEX A

[Intentionally Omitted]

ANNEX B

[Intentionally Omitted]

ANNEX C

[Intentionally Omitted]